FOR IMMEDIATE RELEASE	CONTACT:
Thursday, May 3, 2018	Kathleen Till Stange, V.P. Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports First Quarter 2018 Results

West Des Moines, Iowa, May 3, 2018 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended March 31,
	2018	2017
Net income attributable to FBL Financial Group	$23,631	$26,433
Non-GAAP operating income(1)	27,633	26,988
Earnings per common share (assuming dilution):
Net income	0.94	1.05
Non-GAAP operating income(1)	1.10	1.08

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL Financial Group for the first quarter of 2018 of $23.6 million, or $0.94 per diluted common share, compared to $26.4 million, or $1.05 per diluted common share, for the first quarter of 2017. Non-GAAP operating income(1) totaled $27.6 million, or $1.10 per common share, for the first quarter of 2018, compared to $27.0 million, or $1.08 per common share, for the first quarter of 2017. First quarter 2018 earnings per share reflects:

•	The benefit of other investment-related income of $0.11 per share

•	Unfavorable mortality results in the Life Insurance segment

•	A lower effective tax rate due to the Tax Cuts and Jobs Act of 2017

Non-GAAP operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the initial impact of changes in federal statutory income tax rates and tax laws, realized gains and losses on investments, and the change in net unrealized gains and losses on derivatives and equity securities. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"FBL Financial Group's first quarter 2018 earnings were strong with net income of $0.94 per share and record first quarter non-GAAP operating income of $1.10 per share," said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. "We've had success with life sales, resulting in a four percent increase in life insurance premiums collected in the first quarter of 2018 compared to the prior year. In addition to increased non-GAAP operating income, we returned $49 million of capital to shareholders in the first quarter of 2018 via a $1.50 per share special dividend and an increased regular quarterly dividend of $0.46 per share."

Product Revenues. Premiums and product charges for the first quarter of 2018 totaled $79.6 million compared to $77.6 million in the first quarter of 2017. Interest sensitive product charges increased three percent while traditional life insurance premiums increased two percent during the quarter. Premiums collected(2) in the first quarter of 2018 totaled $169.7 million compared to $169.9 million in the first quarter of 2017. Annuity premiums collected decreased three percent while life insurance premiums collected increased four percent.

Investment Income. Net investment income in the first quarter of 2018 totaled $101.0 million, compared to $101.0 million in the first quarter of 2017. This reflects an increase in average invested assets offset by lower investment yields. The annualized yield earned on average invested assets, with securities at amortized cost, including investments held as securities and indebtedness of related parties, was 5.19 percent for the three months ended March 31, 2018, compared to 5.30 percent for the three months ended March 31, 2017. At March 31, 2018, 97 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses. Benefits and expenses totaled $155.7 million in the first quarter of 2018, compared to $148.0 million in the first quarter of 2017. Death benefits, net of reinsurance and reserves released, totaled $32.6 million in the first quarter of 2018, compared to $29.6 million in the first quarter of 2017. By its nature, mortality experience can fluctuate from quarter to quarter.

Net Realized Gains/Losses. In the first quarter of 2018, FBL Financial Group recognized net realized losses on investments of $1.7 million. This is attributable to realized gains on sales of $0.1 million and change in unrealized gains/losses on equity securities of $1.8 million. In addition, other-than-temporary impairments totaled $1.3 million.

Earnings Outlook. While subject to volatility from mortality experience, investment prepayment fee income and the impact of unlocking actuarial assumptions, non-GAAP operating income for the final nine months of 2018 is expected to compare favorably to the non-GAAP operating income for the final nine months of 2017, due primarily to the impact of the Tax Act on FBL Financial Group’s effective tax rate.  The benefit of the lower effective tax rate is expected to be partially offset by decreases in non-GAAP pre-tax operating income in the Corporate segment. The Corporate segment results in the final nine months of 2018 are expected to be negatively impacted, relative to the comparable period in 2017, by the impact of less favorable equity market performance on the closed-block variable business and lower equity income from low income housing tax credit (LIHTC) investments. The expected decrease in income from LIHTC investments is driven primarily by the lower effective tax benefit, due to the Tax Act, on future investment partnership losses.

Stock Repurchases. During the first quarter of 2018, FBL Financial Group repurchased 99,312 shares of its Class A common stock. In March 2018, FBL Financial Group announced the authorization of a new stock repurchase program for up to $50.0 million.

Capital and Book Value. As of March 31, 2018, the book value per share of FBL Financial Group common stock totaled $50.78, compared to $55.59 at December 31, 2017. Book value per share, excluding accumulated other comprehensive income(3), totaled $43.28 at March 31, 2018, compared to $44.16 at December 31, 2017. The March 31, 2018 company action level risk based capital ratio of FBL Financial Group's wholly owned subsidiary, Farm Bureau Life Insurance Company, was approximately 543 percent.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, May 4, 2018, at 9:00 a.m. Eastern Time. The call will be webcast and a replay will be available on FBL Financial Group's website.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, changes in interest rates, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, competitive factors, a decrease in ratings, changes in laws and regulations, differences between actual claims experience and underwriting assumptions, relationships with Farm Bureau organizations, the ability to attract and retain sales agents and adverse results from litigation. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct. FBL Financial Group undertakes no obligation to update any forward-looking statements.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Operating under the consumer brand name Farm Bureau Financial Services, it offers a broad range of life insurance and annuity products distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. Headquartered in West Des Moines, Iowa, FBL is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com and www.fbfs.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended
	March 31,
	2018	2017
Revenues:
Interest sensitive product charges	$30,098	$29,201
Traditional life insurance premiums	49,497	48,434
Net investment income	101,022	100,994
Net realized capital losses	(1,747)	(403)
Net other-than-temporary impairment losses recognized in earnings	(1,295)	(66)
Other income	4,600	3,760
Total revenues	182,175	181,920

Benefits and expenses:
Interest sensitive product benefits	61,345	62,760
Traditional life insurance benefits	45,456	42,954
Policyholder dividends	2,551	2,553
Underwriting, acquisition and insurance expenses	39,577	34,353
Interest expense	1,213	1,212
Other expenses	5,593	4,151
Total benefits and expenses	155,735	147,983
	26,440	33,937
Income taxes	(4,687)	(10,733)
Equity income, net of related income taxes	1,855	3,231
Net income	23,608	26,435
Net loss (income) attributable to noncontrolling interest	23	(2)
Net income attributable to FBL Financial Group, Inc.	$23,631	$26,433

Earnings per common share - assuming dilution	$0.94	$1.05

Weighted average common shares	25,003,691	25,030,462
Effect of dilutive securities	15,818	21,914
Weighted average common shares - diluted	25,019,509	25,052,376

(1) Reconciliation of Net Income Attributable to FBL Financial Group to Non-GAAP Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized non-GAAP operating income, a financial measure common in the life insurance industry that is not prepared in accordance with U.S. generally accepted accounting principles (GAAP), as a primary economic measure to evaluate its financial performance. Non-GAAP operating income equals net income attributable to FBL Financial Group adjusted to exclude the initial impact of changes in federal statutory income tax rates and tax laws, realized gains and losses on investments, and the change in net unrealized gains and losses on derivatives and equity securities, which can fluctuate greatly from period to period. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income (loss). Specifically, call options relating to indexed business are one-year assets while the embedded derivatives in the indexed contracts represent the rights of the contract holder to receive index credits over the entire period the indexed products are expected to be in force. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL Financial Group believes the combined presentation and evaluation of non-GAAP operating income, together with net income, provides information that may enhance an investor's understanding of FBL Financial Group's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended
	March 31,
	2018	2017
	(Dollars in thousands, except per share data)
Net income attributable to FBL Financial Group	$23,631	$26,433
Adjustments:
Initial impact of the Tax Act	1,069	—
Net realized gains/losses on investments (a) (b)	2,424	554
Change in net unrealized gains/losses on derivatives(a)	509	1
Non-GAAP operating income	$27,633	$26,988

Non-GAAP operating income per common share - assuming dilution	$1.10	$1.08

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired, interest sensitive policy reserves and income taxes attributable to these items.
(b) Beginning in 2018, the change in net unrealized gains/losses on equity securities is included as an adjustment to net income.

(2) Premiums Collected - Net statutory premiums collected is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. It is a useful metric for investors as it is a measure of sales production.
For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	March 31, 2018	December 31, 2017
Book value per share	$50.78	$55.59
Less: Per share impact of accumulated other comprehensive income	7.50	11.43
Book value per share, excluding accumulated other comprehensive income	$43.28	$44.16

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $186.2 million at March 31, 2018 and $285.0 million at December 31, 2017. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL Financial Group believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	March 31, 2018	December 31, 2017
Assets
Investments	$8,589,500	$8,620,243
Cash and cash equivalents	13,653	52,696
Deferred acquisition costs	357,861	302,611
Other assets	439,028	439,100
Assets held in separate accounts	638,751	651,963
Total assets	$10,038,793	$10,066,613

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$7,208,510	$7,050,465
Other policy funds, claims and benefits	634,169	634,128
Debt	97,000	97,000
Other liabilities	196,176	244,207
Liabilities related to separate accounts	638,751	651,963
Total liabilities	8,774,606	8,677,763

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	153,195	153,589
Class B common stock	72	72
Accumulated other comprehensive income	186,222	284,983
Retained earnings	921,663	947,148
Total FBL Financial Group, Inc. stockholders' equity	1,264,152	1,388,792
Noncontrolling interest	35	58
Total stockholders' equity	1,264,187	1,388,850
Total liabilities and stockholders' equity	$10,038,793	$10,066,613

Common shares outstanding	24,837,976	24,930,526

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